Exhibit 23

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (Nos. 333-13811; 333-47222;

333-70984; 333-65750; 333-64450; 333-83503; 333-07229; 333-15375; 333-18273; 333-43137; 333-51367; 333-97157;

333-97197; 33-30717; 33-49881; 33-45498; 33-54784; 33-57533; and 33-63097); the Registration Statements on Form S-8 (Nos. 333-53664; 33-45279; 33-60695; 333-02875; 333-58657; 333-65209; 333-81810; 333-69849; 333-102043; 333-102852; and

2-80406); and the Post-Effective Amendments on Form S-8 to Registration Statements on Form S-4 (Nos. 33-43125; 33-55145;

33-63351; 33-62069; 33-62208; 333-16189; 333-60553; and 333-40515) of Bank of America Corporation of our report dated January 15, 2003, which appears in the Annual Report to Shareholders, which is incorporated in this Annual Report on Form 10-K.

/s/ PricewaterhouseCoopers LLP

Charlotte, North Carolina

March 3, 2003